Exhibit No. 5.1
SimplaGene USA, Inc.
Form SB-2, Amendment No. 1


[LETTERHEAD]

                                November 25, 2002

The Board of Directors
SimplaGene USA, Inc.
11900 Wayzata Blvd., Suite 100
Hopkins, MN 55305

Gentlemen:

     We have been retained by SimplaGene USA, Inc. (the "Company"), in connection with the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 1,000,000 shares of common stock, par value $0.001 per share. You have requested that we render an opinion as to whether the common stock as proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

     In connection with this engagement, we have examined the following:

     1. the articles of incorporation of the Company;

     2. the Registration Statement;

     3. the bylaws of the Company; and

     4. unanimous consents of the board of directors.

     We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

     Based upon the above examination, we are of the opinion that the shares of common stock proposed to be issued pursuant to the Registration Statement, are validly authorized under the charter documents of the Company and the corporation laws of the state of Nevada and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable under the charter documents of the Company and the corporation laws of the state of Nevada.

     We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                                          Sincerely

                                          /s/ Cohne, Rappaport & Segal, P.C.


                                      E-2